EXHIBIT 99.1

Sharps Compliance Reports 46% Increase in Fiscal 2014 Fourth Quarter Customer Billings; 35% Increase in Revenue

  63% improvement in fourth quarter gross profit with 8% increase in SG&A demonstrates leverage on incremental sales growth
  Retail market billings increase 184% as compared to prior year fourth quarter
  Professional market billings increase 38% over prior year fourth quarter driven by solid traction from inside and online sales channel
  Pharmaceutical manufacturer market billings increase 91% over prior year fourth quarter and up 55% over comparative trailing twelve month period; Fourth quarter includes resupply orders for several existing patient support programs of the Company's pharmaceutical manufacturer customers
  Environmental market billings increase more than 200% as compared to fourth quarter of fiscal 2013
  Balance sheet remains solid with a cash balance of $13.7 million and working capital of $17.9 million

HOUSTON, Aug. 13, 2014 (GLOBE NEWSWIRE) -- Sharps Compliance Corp. (Nasdaq:SMED) ("Sharps" or the "Company"), a leading full-service provider of solutions for the cost-effective management of medical waste, used healthcare materials and unused dispensed medications, today reported financial results for the fourth quarter and fiscal year 2014, ended June 30, 2014.

Revenue in the fourth quarter of fiscal 2014 was $7.1 million, a 35% increase as compared to revenue of $5.3 million in the same prior year quarter. Fourth quarter operating income was $1.7 million as compared to an operating loss of $0.7 million in the fourth quarter of fiscal 2013. Sharps recorded net income of $1.6 million, or $0.11 per basic and diluted share, compared with a net loss of $0.7 million, or ($0.05) per basic and diluted share, for the fourth quarter 2013. Fiscal fourth quarter 2014 net income includes the positive impact of the $1.5 million, or $0.10 per share, legal settlement related to the Company's claims against the U.S. government related to a January 2012 contract termination.

Customer billings grew 46% to $7.4 million compared to the prior year period. The company reported record growth in the Retail segment and very strong growth in the Pharmaceutical, Professional and Environmental markets. The Assisted Living segment recorded 4% growth and Home Health Care billings decreased 9% as compared to the fourth quarter of fiscal 2013. (See Reconciliation of Customer Billings to Revenue in the supplemental table included at the end of this release).

David P. Tusa, President and Chief Executive Officer of Sharps, commented, "As we expected and reported previously, we delivered over $7 million in fourth quarter customer billings driven by strong growth in the Retail, Professional, Pharmaceutical and Environmental markets.

"During the quarter we also announced our June 30, 2014 agreement to settle our claims against the United States government and various agencies related to the January 2012 termination of the Company's February 2009 contract with the Centers for Disease Control and Prevention (CDC). The settlement agreement resulted in a cash payment of $1.5 million to Sharps which we received in July 2014."

Focused sales and marketing initiatives continue to drive revenue

Pharmaceutical Manufacturer billings grew by 91% to $1.1 million in the fourth quarter of fiscal 2014 compared to the fourth quarter last year. Several large orders for new inventory builds for existing customers contributed to the strength of Pharmaceutical Manufacturer market performance in the June 2014 quarter. During the second half of calendar year 2014, the Company will launch two new patient support programs for new drugs. In addition, during calendar year 2015 and through the first half of calendar 2016, Sharps expects to launch four additional patient support programs for new drug therapies.

Professional market billings grew 38% to $1.4 million in the fourth quarter of fiscal 2014. The Company has continued its focus on inside sales initiatives and promotional activities around educating doctors, dentists, veterinarians and other healthcare professionals on the favorable economics and convenience of the Sharps® Recovery mailback system as compared to the traditional pick-up service for the small quantity generator sector. The Company's inside and online sales channel, which is focused primarily on the Professional market, realized a 14% increase in billings to $1.1 million in the fiscal 2014 fourth quarter from $0.9 million in the prior-year period.

Retail market billings grew 184% to $2.0 million, compared with $0.7 million in the prior year period. The increase was related to the timing of large flu shot orders for the upcoming flu season, which the Company recognized during the June 2014 quarter. Retail pharmacies are increasing the amount and variety of healthcare services they provide and this segment represents a long-term growth driver and key competitive advantage, given Sharps' estimated 75% market share in this segment.

Environmental market billings grew more than 200% to $0.3 million, compared with $0.1 million in the prior year period. The increase was driven by focused marketing initiatives around third party treatment services which continued to gain strength during the fourth quarter of fiscal 2014.

Home Health Care market billings decreased by 9% to $1.7 million for the fiscal fourth quarter of 2014 as a result of ordering patterns. Fourth quarter Assisted Living billings were $0.4 million, a 4% increase compared to the prior-year period.

"During the June quarter we announced the expansion of our product offerings through the launch of our ship-back program for universal waste. We are working with Veolia to provide a safe, eco-friendly method for the disposal of fluorescent lights, batteries and other mercury containing devices. This arrangement demonstrates our commitment to providing environmentally sustainable waste management services and is an effective way for us to broaden our portfolio of mail and ship-back solutions by offering this complementary service to our customers."

Steady operating performance

Gross margin improved to 36.2% in the fourth quarter of fiscal 2014 compared with gross margin of 30.1% in the fourth quarter of fiscal 2013.

Selling, general and administrative (SG&A) expense increased to $2.3 million as compared to $2.2 million in the fourth quarter of fiscal 2013. SG&A as a percentage of sales decreased to 33% in the fourth quarter of fiscal 2014 as compared to 41% of sales in the same prior year period.

For the fourth quarter of fiscal 2014 the Company generated operating income of $1.7 million as compared to an operating loss of $0.7 million in the fourth quarter of fiscal 2013. The Company recorded EBITDA (earnings before interest, taxes, depreciation, and amortization) of $1.9 million for the fourth quarter of fiscal 2014 as compared to an EBITDA loss of $0.4 million in 2013. Sharps believes that when used in conjunction with GAAP measures, EBITDA, which is a non-GAAP measure, provides additional information related to its operating performance. Fourth quarter operating income and EBITDA include a $1.5 million legal settlement related to the Company's claims against the U.S. government related to a contract termination.

Fiscal 2014 Review

Sharps recorded revenue of $26.6 million in fiscal 2014, an increase of 23% compared to revenue of $21.5 million in fiscal 2013. Customer billings increased 25% to $26.6 million in fiscal 2014. Professional market billings increased 38% to $5.3 million in 2014 as compared to $3.9 million in the prior year period. Pharmaceutical Manufacturer billings increased 55% to $3.7 million in fiscal 2014 as compared to $2.4 million in fiscal 2013. Retail billings grew 27.1% to $6.4 million as compared to $5.0 million in fiscal 2013. Home Health Care billings grew 8% to $7.3 million in fiscal 2014 as compared to $6.7 million in fiscal 2013.

Fiscal 2014 gross margin was 33.8% as compared to gross margin of 29.5% in fiscal 2013. SG&A expense was $9.1 million in fiscal 2014, an increase of 6% over the prior year period SG&A expense of $8.6 million as a result of increased investment in sales and marketing initiatives. SG&A as a percentage of sales decreased to 34% for fiscal 2014 as compared to 40% in fiscal 2013. Sharps recorded operating income of $1.0 million in fiscal 2014 as compared to an operating loss of $2.7 million in fiscal 2014.

EBITDA grew to $2.1 million in fiscal 2014 as compared to EBITDA loss of $1.6 million in fiscal 2013. Net income in fiscal 2014 was $1.0 million or $0.06 per basic and diluted share, compared to a net loss of $2.7 million or a loss of ($0.18) per basic and diluted share in fiscal 2013. Fiscal 2014 operating income, EBITDA and net income include a $1.5 million legal settlement related to the Company's claims against the U.S. government related to a contract termination.

Financial flexibility and a strong balance sheet

Cash and cash equivalents were $13.7 million at June 30, 2014 and working capital was $17.9 million. At June 30, 2014, stockholders' equity and total assets were $21.9 million and $26.5 million, respectively, compared with $21.1 million and $25.5 million, respectively, at June 30, 2013. The current cash balance is approximately $16 million which reflects the collection of June 2014 quarter receivables and the $1.5 million settlement payment from the US Government.

In January 2013, the Company's Board of Directors authorized a stock repurchase program for up to $3.0 million over a two-year period. During the quarter ended June 30, 2014, the Company did not repurchase any shares. However, since the inception of the program, the Company has repurchased 161,801 shares under the program at a cost of $681,000.

Outlook

Mr. Tusa stated, "Performance across all of our businesses was very strong this quarter. As the leading provider of innovative, customized programs for pharmaceutical manufacturers, we are particularly pleased to see that our customers in this segment are beginning to recognize the value of our service as a data and compliance provider that supports their patient support programs and not simply a waste disposal solution. The success of our collaboration with the pharmaceutical manufacturers is demonstrated by our plans to launch two new programs during the second half of calendar year 2014 and four new programs in calendar year 2015 and through the first half of calendar 2016.

"During the last few quarters we've made a concentrated effort to strengthen our sales team by adding more experienced sales personnel and we're beginning to see results from this initiative.

"Our Company is well positioned to benefit from the continuing changes in healthcare delivery from traditional to alternative sites, from the aging population and from increasing regulations related to the disposal of unused medications and medical waste. Likewise, we continue to build our already strong position with pharmaceutical manufacturers improving patient medication adherence, increasing compliance and enhancing branding."

Fourth quarter and fiscal year end 2014 webcast and conference call

The Company will host a teleconference today beginning at 11:00 a.m. Eastern Time, during which management will review the financial and operating results for the period and discuss Sharps' corporate strategy and outlook. A question-and-answer session will follow.

The Sharps conference call can be accessed domestically by dialling (877) 407-0782 and international callers should dial (201) 689-8567. The webcast can be monitored at www.sharpsinc.com. Webcast listeners will have the opportunity to submit questions to the speakers.  Select questions will be summarized and addressed during the question-and-answer portion of the call.

A telephonic replay will be available through September 13, 2014. To listen to the replay, domestic callers should dial (877) 660-6853 and international callers should dial (201) 612-7415 and enter conference ID number 13588076. A transcript will also be posted to Sharps' website, once available.

About Sharps Compliance Corp.

Headquartered in Houston, Texas, Sharps Compliance is a leading full-service national provider of comprehensive waste management services including medical, pharmaceutical and hazardous. Its key markets include pharmaceutical manufacturers, home healthcare providers, assisted living / long-term care, retail pharmacies and clinics, and the professional market which is comprised of physicians, dentists and veterinary practices. The Company's flagship product, the Sharps® Recovery System, is a comprehensive solution for the containment, transportation, treatment and tracking of medical waste and used healthcare materials.

More information on the Company and its products can be found on its website at: www.sharpsinc.com

Safe harbor statement

The information made available in this news release contains certain forward-looking statements which reflect Sharps Compliance Corp.'s current view of future events and financial performance. Wherever used, the words "estimate," "expect," "plan," "anticipate," "believe," "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company's ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company's ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the company's annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results, express or implied therein, will not be realized.

Non-GAAP measures

This release contains certain financial information not derived in accordance with generally accepted accounting principles ("GAAP"), including customer billings information, EBITDA and non-GAAP net income (loss) per share. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.

FINANCIAL TABLES FOLLOW

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three-Months Ended June 30,			Twelve-Months Ended June 30,
	(Unaudited)			(Unaudited)
	2014	2013	% Change	2014	2013	% Change

Revenue	$7,096	$5,250	35.2%	$26,570	$21,530	23.4%

Cost of revenue	4,529	3,671	23.4%	17,581	15,183	15.8%
Gross profit	2,567	1,579	62.6%	8,989	6,347	41.6%
Gross margin	36.2%	30.1%		33.8%	29.5%
SG&A expense	2,344	2,168	8.1%	9,100	8,619	5.6%
Legal settlement	(1,538)	--	100.0%	(1,538)	--	100.0%
Depreciation and amortization	111	106	4.7%	462	437	5.7%

Operating income (loss)	1,650	(695)		965	(2,709)
Operating margin	23.3%	(13.2%)		3.6%	(12.6%)
Other income (expense)	8	(10)		24	12

Income (loss) before income taxes	1,658	(705)		989	(2,697)
Income tax expense (benefit)	9	(15)		33	15
Net income (loss)	$1,649	$(690)		$956	$(2,712)

Net income (loss) per share
Basic	$0.11	$(0.05)		$0.06	$(0.18)
Diluted	$0.11	$(0.05)		$0.06	$(0.18)

Weighted Average Shares Outstanding
Basic	15,270	15,333		15,289	15,255
Diluted	15,381	15,333		15,401	15,255

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2014	June 30, 2013
	(Unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$ 13,717	$ 15,503
Restricted cash	111	111
Accounts receivable, net	4,728	2,595
Legal settlement receivable	1,538	--
Inventory	1,320	1,632
Prepaid and other current assets	474	583
Total current assets	21,888	20,424
Property, plant and equipment, net	3,858	4,440
Intangible assets, net	715	668
Total assets	$ 26,461	$ 25,532

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$ 1,617	$ 1,085
Accrued liabilities	1,046	1,345
Deferred revenue	1,337	1,351
Total current liabilities	4,000	3,781
Long-term deferred revenue	524	579
Other long-term liabilities	33	102
Total liabilities	4,557	4,462
Stockholders' equity:
Total stockholders' equity	21,904	21,070
Total liabilities and stockholders' equity	$ 26,461	$ 25,532

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing and Revenue Information
(unaudited)
(in thousands)

	Three-Months Ended June 30,
	2014	% Total	2013	$ Change	%
BILLINGS BY MARKET:
Home Health Care	$ 1,717	23.3%	$ 1,876	$ (159)	(8.5%)
Retail	1,985	26.9%	698	1,287	184.4%
Professional	1,431	19.4%	1,037	394	38.0%
Pharmaceutical Manufacturer	1,149	15.6%	602	547	90.9%
Assisted Living	433	5.9%	416	17	4.1%
Environmental	323	4.4%	102	221	216.7%
Core Government	126	1.7%	136	(10)	(7.4%)
Other	207	2.8%	192	15	7.8%
Subtotal	7,371	100.0%	5,059	2,312	45.7%
GAAP Adjustment *	(275)		191	(466)	(244.0%)
Revenue Reported	$ 7,096		$ 5,250	$ 1,846	35.2%

	Twelve-Months Ended June 30,
	2014	% Total	2013	$ Change	%
BILLINGS BY MARKET:
Home Health Care	$ 7,251	27.3%	$ 6,721	$ 530	7.9%
Retail	6,406	24.1%	5,041	1,365	27.1%
Professional	5,311	20.0%	3,863	1,448	37.5%
Pharmaceutical Manufacturer	3,735	14.0%	2,413	1,322	54.8%
Assisted Living	1,713	6.4%	1,576	137	8.7%
Environmental	755	2.8%	182	573	314.8%
Core Government	495	1.9%	732	(237)	(32.4%)
Other	941	3.5%	755	186	24.6%
Subtotal	26,607	100.0%	21,283	5,324	25.0%
GAAP Adjustment *	(37)		247	(284)	(115.0%)
Revenue Reported	$26,570		$21,530	$5,040	23.4%

* Represents the net impact of the revenue recognition adjustments to arrive at reported GAAP revenue. Customer billings include all invoiced amounts for products shipped during the period reported. GAAP revenue includes customer billings as well as numerous adjustments necessary to reflect, (i) the deferral of a portion of current period sales and (ii) recognition of certain revenue associated with product returned for treatment and destruction. The difference between customer billings and GAAP revenue is reflected in the Company's balance sheet as deferred revenue.

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing by Channel Information
(unaudited)
(in thousands)

	Three-Months Ended June 30,
	2014	% Total	2013	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$ 3,813	51.7%	$ 1,705	$ 2,108	123.6%
Distributors	2,507	34.0%	2,429	78	3.2%
Inside and Online Sales	1,051	14.3%	925	126	13.6%
Total Billings By Channel	$ 7,371	100.0%	$ 5,059	$ 2,312	45.7%

	Twelve-Months Ended June 30,
	2014	% Total	2013	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$ 11,996	45.1%	$ 8,139	$ 3,857	47.4%
Distributors	10,615	39.9%	9,884	731	7.4%
Inside and Online Sales	3,996	15.0%	3,260	736	22.6%
Total Billings By Channel	$ 26,607	100.0%	$ 21,283	$ 5,324	25.0%

Sharps Compliance Corp. and Subsidiaries
Supplemental Table to Reconcile Net Income (Loss) to EBITDA
(unaudited)
(in thousands)

	Three-Months Ended June 30,		Twelve-Months Ended June 30,
	2014	2013	2014	2013

Net Income (loss)	$ 1,649	$ (690)	$ 956	$ (2,712)

Income tax expense (benefit)	9	(15)	33	15
Interest income	(8)	(6)	(24)	(28)
Depreciation and amortization	270	276	1,105	1,103

EBITDA	$ 1,920	$ (435)	$ 2,070	$ (1,622)

The Company defines earnings before interest, taxes, depreciation and amortization ("EBITDA") as net income (loss), plus income tax expense (benefit), interest income, and depreciation and amortization. Other companies may define EBITDA differently. EBITDA is presented because it is a financial measure that is frequently requested by third parties. However, EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity's financial results, and accordingly, EBITDA should not be considered an alternative to operating income (loss), net income (loss), or cash flows as determined under generally accepted accounting principles and as reported by the Company.

Sharps Compliance Corp. and Subsidiaries
Supplemental Reconciliation of GAAP to Non-GAAP Net Income (Loss) Per Share*
(unaudited)
(in thousands, except per share data)

	Three-Months Ended June 30,		Twelve-Months Ended June 30,
	2014	2013	2014	2013

Net Income (Loss)	$ 1,649	$ (690)	$ 956	$ (2,712)

Diluted net income (loss) per share	$ 0.11	$ (0.05)	$ 0.06	$ (0.18)

Adjustments:
Severance costs	--	--	102	184
Legal costs related to CDC claim	30	--	280	--
Accrued loss on sublease	--	--	--	154
Legal settlement	(1,538)	--	(1,538)	--

Adjustments	(1,508)	--	(1,156)	338

Adjusted Net Income (loss)	$ 141	$ (690)	$ (200)	$ (2,374)

Adjusted diluted net income (loss) per share	$ 0.01	$ (0.05)	$ (0.01)	$ (0.16)

* In accordance with U.S. generally accepted accounting principles (GAAP), the Company's net deferred tax assets have been fully reserved by a tax valuation allowance and any tax expense (benefit) has been offset by the utilization of net operating loss carryforwards or additional deferred tax valuation allowance. Therefore, the amounts shown in this schedule have not been adjusted to reflect any tax impact. The Company believes this information is useful to investors and other interested parties. Such information would not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarily titled measures of other companies.
CONTACT: For more information contact:
         Diana P. Diaz
         Sharps Compliance Corp.
         Vice President and Chief Financial Officer
         Phone: (713) 660-3547
         Email: ddiaz@sharpsinc.com

         John Nesbett/Jennifer Belodeau
         Institutional Marketing Services (IMS)
         Phone: (203) 972-9200
         Email: jnesbett@institutionalms.com